UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

_________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   February 28, 2014

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(Exact Name of Registrant as Specified in Charter)

Nevada	333-56262	88-0482413
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

8390 Via de Ventura, Suite F-110, #215 Scottsdale, AZ	85258
(Address of Principal Executive Offices)	(Zip Code)

(928) 515-1942

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into a Material Definitive Agreement

Purchase Contract with Glencore AG

On March 10, 2014, El Capitan Precious Metals, Inc. (the “Company”) entered into a life-of-mine offtake agreement with Glencore AG (“Glencore”) for the sale of iron ore from the El Capitan property (such agreement is referred to herein as the “Glencore Purchase Contract”). Under the terms of the Glencore Purchase Agreement, the Company agreed to sell to Glencore, and Glencore agreed to purchase from the Company, iron ore meeting the applicable specifications from the El Capitan mine. Payment for the iron ore is to be made pursuant an irrevocable letter of credit in favor of the Company. The purchase price is based on an index price less an applicable discount. Either party may terminate the Glencore Purchase Contract following a breach by the other party that remains uncured for a specified period after receipt of written notice.

Agreements with Logistica U.S. Terminals, LLC

In anticipation of, and in conjunction with, the Glencore Purchase Contract, the Company entered into a Master Services Agreement (the “Master Agreement”) and corresponding Iron Ore Processing Agreement (the “Processing Agreement”) with Logistica U.S. Terminals, LLC (“Logistica”), each effective as of February 28, 2014. Pursuant to these agreements, Logistica agreed to, among other things, provide the logistics required for the Company to fulfill its obligations under the Glencore Purchase Contract, to assist the Company in financing the costs of processing and delivering the iron ore under the Glencore Purchase Contract, and to provide and/or manage the processing of iron ore to be delivered under the Glencore Purchase Contract.

Master Agreement with Logistica

Under the Master Agreement, the Company agreed that Logistica will be the exclusive logistics agent for the purpose of moving iron ore from the El Capitan property to Glencore’s designated exporting port or final destination. Logistics services include operational supplement chain management and supervision of all logistics providers and operations from the El Capitan mine to the vessel loading port. Logistics services do not include obtaining and maintaining operating, environmental and mining permits, and land and mineral rights, which are the responsibility of the Company. Also under the Master Agreement, Logistica is required to use its best efforts to establish an operating credit line capable of funding all processing and delivery costs and, upon opening and funding such a credit line, will disburse as needed all operating costs contemplated under the Glencore Purchase Agreement. The Company is required to reimburse Logistica for all such amounts, without interest, out of payments received from Glencore in respect of the purchase of the iron ore.

In consideration for Logistica’s funding and logistics services, the Company will pay Logistica a percentage of ECPN’s profits from the sale of iron ore under the Glencore Purchase Agreement. If any sale of iron ore under the Glencore Purchase Contract results in a loss instead of a profit, as a result of a decrease in index pricing of iron or otherwise, then the Company is required to make up the shortfall out of profits from its precious metals processing and refining business, to the extent of available profits therefrom, or otherwise. In the event of a future sale of the El Capitan property, the Company must either ensure that its agreements with Logistica are assumed by the purchaser or pay Logistica a termination.

Either party may terminate the Master Agreement following a breach by the other party that remains uncured for 60 days after receipt of written notice. The Master Agreement will otherwise continue indefinitely.

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Processing Agreement with Logistica

Under the Processing Agreement, Logistica has agreed to deliver iron ore processing equipment to the El Capitan property and to use it best efforts to process to contract specification, stock pile and load for delivery iron ore that the Company has contracted to sell to Glencore under the Glencore Purchase Agreement. In order to do so, Logistica will act as the Company’s turn-key contractor for all of the Company’s iron ore processing and delivery operations at the El Capitan property. In consideration for such services, the Company will pay Logistica a set price per metric ton of iron ore that is processed in accordance with the Glencore Purchase Contract specifications and purchased by Glencore. As additional compensation, the Company issued shares of common stock to a designee of Logistica under the Company’s 2005 Stock Incentive Plan.

Either party may terminate the Master Agreement following a breach by the other party that remains uncured for 60 days after receipt of written notice. The Processing Agreement will otherwise continue indefinitely.

Additional Financing Agreement

Under a separate agreement with Logistica, also dated February 28, 2014, Logistica agreed to remit a $900,000 payment on the Company’s behalf that represented the remaining balance of the Company’s purchase price for a heavy ore trailing separation line to be used for ore processing at the El Capitan mine site. The Company previously remitted $100,000 toward the purchase of such equipment. In consideration for Logistica remitting such payment, the Company delivered a $400,000 promissory note to Logistica and issued shares of common stock to a designee of Logistica under the Company’s 2005 Stock Incentive Plan. The promissory note accrues interest at 4.5%, with principal and accrued interest payments to be made out of the Company’s proceeds from sale of iron ore from its mining operations.

Item 8.01	Other Events

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL CAPITAN PRECIOUS METALS, INC.

	By:	/s/ John F. Stapleton
Date: April 2, 2014		Name: John F. Stapleton
Title: Chief Financial Officer

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